UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 23, 2013

Moody National REIT I, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-150612	26-1812865
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6363 Woodway Drive, Suite 110

Houston, Texas 77057
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 23, 2013, Moody National REIT I, Inc. (the “Company”) entered into an Agreement of Purchase and Sale (“Purchase Agreement”) relating to the acquisition of a Hyatt Place hotel property located in North Charleston, South Carolina (the “Charleston Hotel”), from an unaffiliated third party seller, for an aggregate purchase price of $11,800,000, excluding acquisition costs. The Company intends to finance the acquisition of the Charleston Hotel with proceeds from its ongoing public offering and mortgage indebtedness secured by the Charleston Hotel.

Opened in June 2010, the Charleston Hotel features 113 guestrooms, designed to accommodate extended visits with space for work, study and entertainment. The guestrooms at the Charleston Hotel feature a refrigerator, 42” flat-panel HDTV, Hyatt Grand Bed, and flexible workspace. Other amenities at the Charleston Hotel include Wi-Fi internet access throughout the hotel, heated indoor pool, and 24/7 guest kitchen and bakery café. The Charleston Hotel is located directly off of Interstate 26 in North Charleston.  The Charleston Hotel is situated in close proximity to Boeing Aircraft, which recently announced a $1 billion expansion in the Charleston area that is expected to create 2,000 new jobs over the next eight years.  Other employers in the Charleston area include the Charleston Air Force Base, Robert Bosch, and Global Financial Services.  Venture Aerobearings and Daimler Vans Manufacturing have also positioned themselves on the local Palmetto Commerce Parkway. Charleston was voted for the second consecutive year, “Top City in the U.S.” in the 2012 Condé Nast Traveler Readers' Choice Awards, based on six categories: Atmosphere & Ambiance, Culture & Sites, Friendliness, Lodging, Restaurants and Shopping.

The acquisition of the Charleston Hotel is subject to substantial conditions to closing, including: (1) the sale of a sufficient number of shares of the Company’s common stock in the Company’s public offering to fund a portion of the purchase price for the Charleston Hotel; (2) the Company’s ability to obtain appropriate financing for the acquisition of the Charleston Hotel; and (3) the absence of a material adverse change to the Charleston Hotel prior to the date of the acquisition. There is no assurance that the Company will close the acquisition of the Charleston Hotel on the terms described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: April 29, 2013	By:	/s/ Brett C. Moody
Brett C. Moody Chief Executive Officer and President